Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Avalon GloboCare Corp. on Form S-8 of our report dated April 6, 2020, which included an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Avalon GloboCare, Corp. as of December 31, 2019 and for the year ended December 31, 2019 appearing in the Annual Report on Form 10-K of Avalon GloboCare Corp. for the year ended December 31, 2019.

/s/ Marcum llp

Marcum llp

New York, NY

December 7, 2020